Exhibit 11

                           GREENFIELD INDUSTRIES, INC.
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)
                      (In thousands, except per share data)

                                                        Three Months Ended
                                                              March 31
PRIMARY EARNINGS PER SHARE:                               1997       1996
                                                          ----       ----

Weighted average number of common shares outstanding     16,386     16,272
                                                        =======    =======
Net income                                               $5,657     $8,569
                                                        =======    =======
Net income per common share                               $0.35      $0.53
                                                        =======    =======

FULLY DILUTED EARNINGS PER SHARE:
Weighted average number of common shares outstanding     16,386     16,272

Shares issued upon assumed conversion of the Mandatorily
Redeemable Convertible Preferred Securities               2,788       --
                                                        -------    -------
Weighted average number of common and common
equivalent shares outstanding                            19,174     16,272
                                                        =======    =======
Net income                                               $5,657     $8,569

Interest expense on Mandatorily Redeemable Convertible
Preferred Securities, net of applicable income            1,035       --
                                                        -------    -------
Net income, adjusted                                     $6,692     $8,569
                                                        =======    =======
Net income per common share                               $0.35      $0.53
                                                        =======    =======


(1) All numbers of shares in this exhibit are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period. The effect of shares to be issued upon the exercise of outstanding stock options using the treasury stock method is not material.